UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	July 1, 2016
Contact: Nelli Madden 732-577-4062

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, July 1, 2016…...........On July 1, 2016, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable September 15, 2016, to shareholders of record at the close of business on August 15, 2016. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also, on July 1, 2016, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from June 1, 2016 through August 31, 2016, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable September 15, 2016, to shareholders of record at the close of business on August 15, 2016. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

In addition, on July 1, 2016, the Board of Directors declared a quarterly dividend of $0.50 for the period from June 1, 2016 through August 31, 2016, on the Company’s 8.0% Series B Cumulative Redeemable Preferred Stock payable September 15, 2016, to shareholders of record at the close of business on August 15, 2016. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $2.00 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-eight manufactured home communities containing approximately 17,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan. In addition, the Company owns a portfolio of REIT securities.

# # # # #

A NYSE Company: Symbol - UMH

since 1968